Exhibit 15.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-275277) of Multi Ways Holding Limited of our report dated May 8, 2026 with respect to the consolidated financial statements for the years ended December 31, 2025 and 2024, the consolidated statements of operations and comprehensive loss, stockholder’s equity and cash flows, for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”) which appear in Multi Ways Holdings Limited Form 20-F filed with the Securities and Exchange Commission.

/s/ Onestop Assurance PAC

Singapore

May 8, 2026